Exhibit 99.1

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FOR IMMEDIATE RELEASE	Contact:	Mary A. Chaput Executive Vice President and Chief Financial Officer (615) 665-1122

AMERICAN HEALTHWAYS TO PARTICIPATE IN TWO MEDICARE CHRONIC
CARE IMPROVEMENT PILOTS

Services Provided Directly and in Collaboration with CIGNA HealthCare

NASHVILLE, Tenn. – Dec. 8, 2004 – American Healthways, Inc. (Nasdaq: AMHC) will participate in two of the Chronic Care Improvement Program (CCIP) pilots awarded today by the U.S. Department of Health and Human Services (HHS) and the Centers for Medicare and Medicaid Services (CMS), opening the door to complex diabetes and congestive heart failure disease management services for Medicare fee-for-service beneficiaries in Georgia, Maryland and the District of Columbia beginning in 2005. American Healthways will provide services directly to beneficiaries in Maryland and the District of Columbia and in collaboration with CIGNA HealthCare in Georgia.

American Healthways President and Chief Executive Officer Ben R. Leedle Jr. congratulated CIGNA HealthCare for its winning proposal. “CIGNA is our largest and longest-tenured health plan customer, and we are pleased to further expand our relationship with them for this new market segment. Both with CIGNA, and through our direct program, we are confident of our ability to replicate the continuing success of our diabetes and heart failure programs for commercial and Medicare Advantage health plan members with CMS’s Medicare fee-for-service populations.”

Leedle added: “We are honored and delighted to be involved so substantially in this historic initiative to improve the quality of health care and lower its costs for millions of senior citizens across the United States. We congratulate outgoing Secretary Tommy Thompson and CMS Administrator Mark McClellan for the organization and the thoroughness of the proposal process, and we applaud their vision and their commitment to close the gaps in health care for our seniors.”

The awards announced earlier today by McClellan were made under the CCIP, which was authorized by the Medicare Prescription Drug, Improvement and Modernization Act of 2003. The CCIP will make disease management services available on a broad basis to America’s Medicare fee-for-service beneficiaries.

Awards in which American Healthways will participate include: (i) a pilot in collaboration with CIGNA HealthCare for 20,000 beneficiaries in Georgia; and (ii) a pilot in which American Healthways will provide services directly for 20,000 beneficiaries in Maryland and the District of Columbia.

For each pilot, CMS will identify eligible beneficiaries within the targeted geography and assign them on a randomized basis to either a control or an intervention group. Similar to American Healthways’ engagement model for program participation in its commercial contracts, CMS will inform beneficiaries of the program and provide a contact number to call if beneficiaries choose not to participate. The pilots will operate for up to 36 months. As required under the law, the pilots will have 100% fee risk against a target net savings of 5% for the intervention population, as compared to the control group. The Secretary of HHS may expand programs or program components that prove to be successful beginning two to three and a half years after the programs are implemented. Success includes improving quality and satisfaction and achieving expenditure targets.

“The next step in the process toward program implementation is to develop operational protocols with CMS,” Leedle said. “While we expect these agreements to be similar to those we have with existing customers, due to the many variables involved in the process, we will not provide guidance associated with these awards until the details have been finalized. We are optimistic about the impact our programs will have on the lives of seniors and the potential expansion of these programs to more beneficiaries in the future.”

Conference Call

American Healthways will hold a conference call to discuss this release Thursday, Dec. 9 at 12:30 p.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.americanhealthways.com and clicking Investor Relations, or by going to www.streetevents.com or www.fulldisclosure.com, at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available for one week at 719/457-0820, code 531038, and the replay will also be available on the Company’s Web site for the next 12 months. Any material information disclosed on the quarterly conference call that has not been previously disclosed publicly will be available on the Company’s website at www.americanhealthways.com.

Safe Harbor Provisions

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. In order for the Company to utilize the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth below, and in the Company’s filings with the SEC. Consequently, actual operations and results may differ materially from those expressed in these forward-looking statements. The important factors include: the timing of implementation, and the effect, of regulatory rules and interpretations relating to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003; the Company’s contracts with CMS and CIGNA for disease management services under the CCIP; the Company’s ability to effect cost savings and clinical outcomes improvements under these disease management contracts and reach mutual agreement with CMS and CIGNA with respect to cost savings; and the ability of CMS to provide timely and accurate data that is essential to the operation and measurement of the Company’s performance under the terms of these contracts. The Company undertakes no obligation to update or revise any such forward-looking statements.

American Healthways is the nation’s leading and largest provider of specialized, comprehensive disease management, care enhancement and high-risk health management services proven to improve the quality of health care and lower costs. As of Aug. 31, 2004, the Company had over 1.3 million lives under management nationwide. For more information, visit www.americanhealthways.com.